Exhibit 99.3

CAUSE NO. DC-16-13433

HALL MOM, LLC,
Plaintiff,
MONEYONMOBILE, INC., f/Wa CALPIAN, INC.,
Defendant.
IN THE DISTRICT COURT OF
DALLAS COUNTY, TEXAS
192ND JUDICIAL DISTRICT
AGREED FINAL JUDGMENT
On this day came Plaintiff, Hall MOM, LLC ("Plaintiff'), by and through its attorneys of record as signatory hereto, and MoneyonMobile, Inc., f/k/a Calpian, Inc. ("Defendant") by and through its attorneys of record as signatory hereto, and announced to the Court that they had agreed on entry of judgment in accordance with the terms of a settlement agreement reached between the parties. Both Plaintiff and Defendant have waived a hearing on the matter and the right to trial by jury, and announced to the Court that they have agreed to the entry of a judgment in favor of Plaintiff and against Defendant in the principal amount of $3,000,000, plus accrued and unpaid interest at the rate often percent (10%) per annum from March 1, 2017 through May 3 1 , 2017, and thereafter at the rate of fifteen percent (15%) per annum from June l, 2017 through date of entry of this judgment, plus attorneys' fees. After reviewing the parties' agreement on the facts, the Court RENDERS judgment in favor of Plaintiff.
IT IS THEREFORE ORDERED, ADJUDGED AND DECREED that Plaintiff have judgment against Defendant MoneyonMobile, Inc., f/k/a Calpian, Inc., in the amount of Three Million and No/100 Dollars ($3,000,000.00), less any principal payments made pursuant to the Settlement Agreement and Release dated March 2, 2017 plus accrued and unpaid interest on such amount at the rate of ten percent

Exhibit 99.3

(10%) per annum from March 1, 2017 through May 31, 2017, and thereafter at the rate of fifteen percent (15%) per annum from June 1, 2017 through date of entry of this judgment, plus attorneys' fees.
IT IS FURTHER ORDERED, ADJUDGED AND DECREED that Plaintiff recover post-
judgment interest at the rate of fifteen percent (15%) per annum until all amounts are paid in full;
IT IS FURTHER ORDERED, ADJUDGED AND DECREED that execution issue for this judgment;
IT IS FURTHER ORDERED, ADJUDGED AND DECREED that all relief sought by the parties not expressly granted herein is denied. This Judgment disposes of all issues before the court and is intended as final.

Signed on, March 1, 2017.
______________________
PRESIDING JUDGE

AGREED AS TO FORM AND CONTENT:
MONEYONMOBILE, INC.
By: /s/ Harold Montgomery
Harold Montgomery, President